Exhibit 99.1
Dendreon Reports Third Quarter 2009 Financial Results and Continuing
Progress Toward PROVENGE Commercialization
— Conference Call to be Hosted Today at 4:30 p.m. EST —
SEATTLE, November 11, 2009 — Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended September 30, 2009. Revenue for the third quarter of 2009 was $25,000 compared to $26,000 for the quarter ended September 30, 2008. Revenue for the nine months ended September 30, 2009 was $80,000 compared to $83,000 for the nine months ended September 30, 2008.
Dendreon’s total operating expenses for the third quarter of 2009 were $25.8 million compared to $17.3 million in 2008. Dendreon’s total operating expenses for the nine months ended September 30, 2009 were $63.7 million compared to $55.1 million for the same period in 2008.
The net loss for the quarter ended September 30, 2009 was $45.6 million, or $0.40 per share, compared to a net loss of $26.8 million, or $0.29 per share, for the quarter ended September 30, 2008. The net loss for the quarter ended September 30, 2009 includes a non-cash charge associated with the revaluation of warrants of $19.4 million or $0.17 per share, compared to a non-cash charge of $9.1 million or $0.10 per share, for the quarter ended September 30, 2008. The net loss for the nine months ended September 30, 2009 was $187.7 million, or $1.79 per share, compared to $62.8 million, or $0.71 per share for the nine months ended September 30, 2008. The net loss for the nine months ended September 30, 2009 includes a non-cash charge associated with the revaluation of warrants of $122.8 million or $1.17 per share, compared to a non-cash charge of $6.8 million or $0.08 per share, for the quarter ended September 30, 2008.
Cash, cash equivalents and short-term and long-term investments at September 30, 2009 totaled $259.6 million compared to $108.5 million at December 31, 2008.
Recent Highlights:
•	Submitted amendment to Biologics License Application (BLA) for PROVENGE® (sipuleucel-T) to the U.S. Food and Drug Administration (FDA).

•	Elected Ian Clark and Pedro Granadillo to Board of Directors. Beginning Jan. 1, Mr. Clark will be chief executive officer and head of North American commercial operations at Genentech, a wholly-owned member of the Roche Group. Mr. Granadillo was most recently senior vice president of global manufacturing and human resources at Eli Lilly & Company.
“Submitting our BLA amendment is a milestone achievement for the organization,” stated Mitchell H. Gold, M.D., president and chief executive officer of Dendreon Corporation. “We look forward to working with the FDA to make PROVENGE available as quickly as possible to the many men who currently have few appealing treatment options.”
Conference Call Information
Dendreon will host a conference call today at 1:30 p.m. PT, 4:30 p.m. ET. To access the live call, dial 1-888-516-2435 (domestic) or +1-719-457-2626 (international). The call will also be audio webcast and will be available from the Company’s website at www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-888-203-1112 or +1-

719-457-0820 for international callers; the conference ID number is 5275498. The replay will be available from 6:30 pm ET on Wednesday, November 11, until 11:59 pm ET on Friday, November 13. In addition, the webcast will be archived for on-demand listening for 30 days at www.dendreon.com.
About PROVENGE
PROVENGE is Dendreon’s investigational product candidate for men with advanced prostate cancer and may represent the first in a new class of active cellular immunotherapies (ACIs) specifically designed to engage the patient’s own immune system against cancer. PROVENGE and other ACIs are uniquely designed to use live human cells to engage the patient’s own immune system with the goal of eliciting a specific long-lasting response against cancer.
PROVENGE is being studied in several ongoing clinical trials, including OpenACT, an open label trial enrolling men with metastatic castrate-resistant prostate cancer, ProACT (PROstate cancer Active Cellular immunoTherapy), and NeoACT (NEOadjuvant Active Cellular immunotherapy). For more information regarding these studies, visit www.clinicaltrials.gov.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce ACI product candidates designed to stimulate an immune response. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington, and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon’s business and prospects; risks and uncertainties surrounding the presentation of data to the FDA and approval of biologics product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics; the risk that the FDA may interpret data differently than we do, and the FDA’s actions with respect to our BLA and whether the FDA determines to convene an advisory committee to review the BLA; progress on the commercialization efforts for PROVENGE, including the expansion of Dendreon’s manufacturing capacity and other necessary infrastructure; success in the hiring of additional personnel to support business growth and expansion; the outcome of any pre-approval inspection of Dendreon’s expanded manufacturing facility; our dependence on the efforts of third parties; our reliance on intellectual property protection; and requisite receipt of FDA licensure for marketing of PROVENGE and the risk that additional capital could be needed in the future to fund additional required clinical trials or for the potential commercialization of PROVENGE. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.
Contact Information:
Katherine Stueland
Vice President, Corporate Communications and Investor Relations
206-829-1522
kstueland@dendreon.com

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(unaudited)
Revenue	$25	$26	$80	$83
Operating expenses:
Research and development	16,494	12,660	41,613	39,331
General and administrative	9,301	4,625	22,126	15,720

Total operating expenses	25,795	17,285	63,739	55,051

Loss from operations	(25,770)	(17,259)	(63,659)	(54,968)
Interest income	196	819	725	2,907
Interest expense	(606)	(1,218)	(1,930)	(3,995)
Loss from valuation of warrant liability	(19,371)	(9,119)	(122,788)	(6,751)

Net loss	$(45,551)	$(26,777)	$(187,652)	$(62,807)

Basic and diluted net loss per share	$(0.40)	$(0.29)	$(1.79)	$(0.71)

Shares used in computation of basic and diluted net loss per share	113,447	91,723	105,096	88,762

	September 30,	December 31,
	2009	2008
Balance Sheet Data:
Cash and cash equivalents	$172,485	$59,523
Short-term investments	71,059	45,638
Long-term investments	16,061	3,386
Prepaid antigen costs	18,975	—
Total assets	354,604	147,204
Warrant liability	136,978	14,190
Convertible senior subordinated notes	52,535	85,250
Total stockholders’ equity	118,937	27,006